Exhibit 10.4.3

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of this 3rd day of October, 2005 by and between A.D.A.M., Inc., a Georgia corporation (the “Company”) and Kevin S. Noland, an individual resident of the State of Georgia (“Employee”).

RECITALS

                WHEREAS, the Company and Employee entered into that certain Employment Agreement, dated as of February 21, 2002, as amended by that certain First Amendment to Employment Agreement dated March 14, 2005 (the “Original Employment Agreement”); and

                WHEREAS, the parties wish to make certain amendments to certain provisions of the Original Employment Agreement and to memorialize such amendments hereby;

                NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.             Section 2 of the Original Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“2.           Term.  The Employee’s term of employment pursuant to this Agreement shall commence on the date hereof and shall continue indefinitely until terminated in accordance with this Agreement.  Subject to the terms of Section 6, either the Company or Employee may terminate Employee’s employment under this Agreement at any time by notice to the other.  Notwithstanding the foregoing, Employee agrees that he will not terminate his employment upon less than sixty (60) days’ prior written notice unless such termination is With Good Reason (as hereinafter defined). Employee acknowledges and agrees that after the Company’s receipt of any notice of termination from the Employee, the Company may, at its sole option, elect an earlier effective date for the termination of Employee’s employment by giving written notice of such earlier date to Employee at any time prior to the date of termination initially established by Employee. Company agrees that Employee’s election to terminate his employment hereunder shall not constitute a sufficient basis upon which the Company can terminate Employee’s employment With Cause (as hereinafter defined).”

2.             Section 6 of the Original Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“6.           Termination of Employment.

(a)           If Employee’s employment hereunder is terminated (i) by Company With Cause, (ii) by Company pursuant to Section 5 or (iii) by Employee Without Good Reason (other than within twelve months following a Change of Control), all obligations of Company to provide compensation and benefits under this Agreement shall cease, and Employee shall have no claim against the Company for damages or otherwise by reason of such termination. Company’s election to terminate Employee’s employment With Cause shall be without prejudice to any remedy the Company may have against Employee for the breach or non-performance of any of the provisions of this Agreement.

(b)           If Company terminates Employee’s employment hereunder Without Cause (as hereinafter defined), the Company shall: (i) continue to pay Employee’s annual base salary (as in effect on the date Employee’s employment so terminates) for a twenty-four (24) month period under Section 3(a) of this Agreement; and (ii) for a twenty-four (24) month period following Employee’s termination, pay the COBRA premiums necessary for Employee to continue the same medical coverage Employee carried while an active employee provided that the Company shall not be required to make more than the maximum number of payments allowed under COBRA.

(c)           If Employee voluntarily resigns (A) With Good Reason or (B) within twelve months following a Change of Control (for any or no reason), then, in either such case, the Company shall: (i) not later than ten business days following the date of termination of employment, pay to Employee a lump sum cash amount equal to twice his annual base salary (as in effect on the date Employee’s employment so terminates); and (ii) for a twenty-four (24) month period following Employee’s termination, pay the COBRA premiums necessary for Employee to continue the same medical coverage Employee carried while an active employee provided that the Company shall not be required to make more than the maximum number of payments allowed under COBRA.

(d)           “Change of Control” means the occurrence of any of the following events: (i) any person, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Employee, or any group of persons, within the meaning of Exchange Act Rule 13d-5, acquires more than fifty percent (50%) in voting power of the Company’s equity securities; (ii) the Board of Directors of the Company as it is constituted on any day (the “Incumbent Board”) changes so that on the following day (which day shall be considered the day upon which the Change in Control occurs) individuals who constitute the Incumbent Board cease for any reason other than their deaths to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election was consented to or approved by a majority of the Incumbent Board shall be, for purposes of this Paragraph (ii), considered as though such person were a member of the Incumbent Board; (iii) there is a reorganization (other than a mere change in identity, form, or place of organization of the Company, however effected), merger or consolidation of the Company, or any other transaction, with one or more business entities or persons as a result of which the stock of the Company is exchanged for or converted into cash or property or securities not issued by the Company; or (iv) there is a sale of all or substantially all of the assets of the Company to any person or business entity.

(e)           “With Cause” means the termination of employment resulting from: (i) any act or omission which constitutes a material breach by Employee of his obligations under this Agreement; (ii) the commission by Employee of a felony or any crime involving moral turpitude, fraud or dishonesty; (iii) the perpetration by Employee of any act of dishonest whether relating to the Company, the Company’s employee or otherwise; (iv) the use of illegal drugs by the Employee, or drunkenness or substance abuse by the Employee which interferes with the performance of his duties hereunder; (v) gross incompetence on the part of Employee in the performance of his duties hereunder; (vi) the issuance of a final consent decree, cease and desist or similar order against Employee by a regulatory agency relating to violations or alleged violations of any federal or state law or regulation governing the conduct of the business of the Company; or (vii) any other act or omission (other than an act or omission resulting from the exercise by Employee of good faith business judgment) which materially impairs the financial condition or business reputation of the Company.

(f)            “Without Cause” means the termination of employment by Company resulting from any reason other than those enumerated in subsection (e) above or Section 5 of this Agreement.

(g)           “With Good Reason” means the Employee’s termination of his employment with the Company as a result of: (i) the assignment to Employee of any duties materially and adversely inconsistent with the Employee’s position as specified in Section 1 hereof (or such other position to which he may be promoted), including status, offices, responsibilities or persons to whom the Employee reports as contemplated under Section 1 of this Agreement, or any other action by Company which results in a material adverse change in such position, status, offices, titles, or responsibilities; (ii) relocation of the Company’s principal executive offices outside of the metropolitan Atlanta area as the CEO or Board of Directors of the Company may designate, and Employee elects not to accept such reassignment by notifying the Company in writing within 45 days of such reassignment; or (iii) any other material breach of this Agreement by Company, including the failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement, after written notification from the Employee of such breach, setting forth in detail the matters involved, and the Company’s failure to cure the problem resulting in such breach within fifteen (15) days thereafter.

(h)           “Without Good Reason” means the Employee’s termination of his employment with the Company for any reason other than those enumerated in subsection (g) above.”

3.             Section 11 of the Original Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“11.         Non-Solicitation of Customers.  The Employee will, for so long as he is employed by the Company and for a period of one (1) year after termination of his employment, refrain from soliciting, or attempting to solicit, directly or by assisting others, any business from any of the customers, including actively sought prospective customers, with whom the Employee had material contact within the last twelve months of Employee’s employment hereunder, for purposes of providing products or services that are similar to or competitive with those provided by the Company, if the Company is also then still engaged in such business.”

4.             Section 12 of the Original Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“12.         Non-Competition.  Employee expressly covenants and agrees that during the term of his employment hereunder and for a period of twelve (12) months after termination of his employment, he will not, directly or indirectly, seek, obtain, or accept a “Competitive Position” in the “Restricted Territory” with a “Competitor” of the Company (as such terms are hereafter defined). For purposes of this Agreement, a “Competitor” of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, whose primary business is in the production, marketing, promotion or distribution of products or services that are the same as, or similar to, or competitive with, the products or services that are produced, marketed, promoted, or distributed by Company in connection with the Company’s Business; a “Competitive Position” means any employment with any Competitor of the Company whereby Employee has duties for such Competitor that are similar to those actually performed by him pursuant to the terms hereof; and the “Restricted Territory” means the United States. Employee acknowledges and agrees that he has been or will be working within the Restricted Territory as defined above or has had or will have material contact with customers or actively sought prospective customers of the Company located within such areas. The parties agree to review the geographical area included within the Restricted Territory from time to time at either party’s request in order that the Restricted Territory may be reformed so that its coverage upon Employee’s termination will extend only to the geographical area in which the Employee is working at such time, including any area where any operations performed, supervised, or assisted in by the Employee are conducted and any area where customers or actively sought prospective customers of the Company with whom the Employee had material contact are present. Any reformation to be evidenced only by written amendment to this Agreement.”

5.             This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.             Except as set forth above, the Original Employment Agreement shall continue as set forth immediately prior to the effectuation of the amendments set forth herein, and by its execution hereof, each of the parties hereto hereby confirms its agreement to the terms of the Original Employment Agreement as amended hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

THE COMPANY

A.D.A.M., INC.
By: /s/ Francis J. Tedesco
Francis J. Tedesco
Chairman, Compensation Committee of the Board of Directors

EXECUTIVE
/s/ Kevin S. Noland
Kevin S. Noland